SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Elcom International, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       1) Title of each class of securities to which transaction applies:
       2) Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       4) Proposed maximum aggregate value of transaction:
       5) Total fee paid:
☐ Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1) Amount Previously Paid:
       2) Form, Schedule or Registration Statement No.:
       3) Filing Party:
       4) Date Filed:

June 28, 2006
To the Stockholders of Elcom International, Inc.:
      The Annual Meeting of Stockholders of Elcom International, Inc. will be held at 10:00 A.M. (EDT), on July 31, 2006, at the Holiday Inn Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Dedham, Massachusetts.
      We will be reporting on your Company’s activities and you will have an opportunity to ask questions about our technology and operations.
      The Board of Directors hopes that you plan to attend the Annual Meeting personally, and we look forward to greeting you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.
      On behalf of the Board of Directors and management of Elcom International, Inc., I would like to thank you for choosing to be a stockholder of our Company. We appreciate your continued support and confidence.

Sincerely yours,

Sean P. Lewis
Chairman

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1 PROPOSAL TO FIX THE SIZE OF THE BOARD OF DIRECTORS AT SEVEN
PROPOSAL 2 ELECTION OF DIRECTOR
PROPOSAL 3 PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP
MANAGEMENT -- EXECUTIVE OFFICERS
AUDIT COMMITTEE AND RELATED MATTERS
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DATE TO SUBMIT STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB AND OTHER INFORMATION
APPENDIX A
FORM OF PROPOSED AMENDMENT TO SECOND RESTATED CERTIFICATE OF INCORPORATION

ELCOM INTERNATIONAL, INC.
10 Oceana Way, Norwood, Massachusetts 02062
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 31, 2006
       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Elcom International, Inc. (the “Company”) will be held at the Holiday Inn Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Dedham, Massachusetts, on July 31, 2006 at 10:00 A.M. (EDT), for the following purposes:

1. To fix the size of the Board of Directors at seven;

2. To elect the one Director to the class whose three-year term will expire at the Annual Meeting of Stockholders in 2009;

3. To approve and adopt a proposal to amend the Company’s Second Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s common stock, par value $.01 per share (“Common Stock”), from 500,000,000 to 700,000,000 shares; and

4. To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements thereof.
      Holders of record of shares of Common Stock as of the close of business on June 12, 2006, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders.
      It is important that your shares be represented at the Annual Meeting. For that reason we ask that you promptly sign, date and mail the enclosed Proxy Card in the return postage paid envelope provided or, alternatively, vote via the Internet as described on the ballot card. Stockholders who attend the Annual Meeting may revoke their Proxies and vote in person.

By Order of the Board of Directors,

Sean P. Lewis
Chairman
Norwood, Massachusetts,
June 28, 2006

ELCOM INTERNATIONAL, INC.
10 Oceana Way, Norwood, Massachusetts 02062
PROXY STATEMENT
Mailed on or about June 28, 2006
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 31, 2006

GENERAL INFORMATION
      This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Elcom International, Inc., a Delaware corporation (the “Company” or “Elcom”), to be used at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on July 31, 2006, and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders, which accompanies this Proxy Statement.
      The accompanying Proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions contained thereon if it is returned duly executed and is not revoked. If no choice is specified on the Proxy, it will be voted FOR fixing the size of the Board of Directors at seven; FOR the election of the individual nominated for election to the Board of Directors; and FOR the proposal to approve and adopt an amendment to the Company’s Second Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock (the “Amendment”).
      The costs of any solicitation of Proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of Common Stock held in their name and the Company will reimburse them for their out-of-pocket expenses in connection therewith. In addition to solicitation by mail, the Company’s Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, mail and personal interview. A stockholder may revoke a proxy at any time before it is exercised by delivery of written notice to the Secretary of the Company or by delivery of a duly executed Proxy bearing a later date.
      The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on June 12, 2006. On that date, there were 402,080,443 shares of Common Stock outstanding and entitled to vote. The Certificate of Incorporation does not provide for cumulative voting rights, and each share of Common Stock is entitled to one vote.
      At the Annual Meeting, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company’s By-Laws, the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by Proxy, constitute a quorum. Under applicable Delaware law, if a broker returns a Proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining a quorum. The shares represented at the Annual Meeting by Proxies, which are marked, with respect to the election of Directors, “withheld” will be counted as shares present for the purpose of determining whether a quorum is present. Under applicable rules, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Pursuant to such rules, brokers that do not receive instruction are entitled to vote with respect to fixing the size of the Board of Directors and the election of Directors, but are not entitled to vote with respect to the proposal to approve and adopt the Amendment.
      With respect to the proposal to fix the size of the Board of Directors at seven, the affirmative vote of a majority of the shares of Common Stock voting in person or represented by Proxy and entitled to vote thereon is required to approve this proposal and a vote may be cast for, cast against or abstained from, with respect to this proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal to fix the size of the Board of Directors at seven.

      Pursuant to the Company’s By-Laws, at the Annual Meeting, a plurality of the votes cast by the shares entitled to vote and present in person or represented by Proxy is sufficient to elect a nominee as a Director. In the election of a Director, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of the Director, so long as a plurality of the votes cast are cast for the Director nominee.
      A favorable vote of shares representing a majority of the total number of shares of Common Stock of the Company issued and outstanding as of the record date is required to approve and adopt the Amendment. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve and adopt the Amendment.
      Unless otherwise directed, the persons named in the accompanying proxy will vote FOR fixing the size of the Board of Directors at seven; FOR the election of the Director nominee; and FOR the proposal to approve and adopt the Amendment.
      All other questions and matters brought before the Annual Meeting shall be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or represented by Proxy at the Annual Meeting, unless otherwise provided by law or by the Certificate of Incorporation or By-Laws of the Company. In voting for such other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against such proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and therefore, will have no effect on the outcome of any such proposal.
Change in Control of Elcom
      In early March 2006, the Company was informed that, as a result of its December 2005 issuance of Common Stock on the Alternative Investment Market of the London Stock Exchange (“AIM Exchange”), Smith & Williamson Investment Management Limited (“SWIM”) and Smith & Williamson Nominees Limited (“SWIM Nominees,” and collectively with SWIM, the “SWIM Entities”) had acquired beneficial ownership of more than 50% of the Company’s outstanding Common Stock. Elcom was informed of this change in control on March 6, 2006 when the SWIM Entities filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”), reflecting such beneficial ownership as of December 20, 2005. Therefore, as of December 22, 2005, the Company’s 10% Senior Convertible Debentures due 2013 (the “Debentures”) and all interest accrued thereon, automatically converted into Elcom Common Stock as a result of the acquisition of beneficial ownership of a majority interest in Elcom by the SWIM Entities. An aggregate of 34,164,959 shares of Elcom Common Stock (the “Debenture Shares”) were issued upon the automatic conversion of Debenture principal of approximately $1,264,000 and cumulative interest accrued (since issuance) of approximately $323,000.
      The bulk of the SWIM Entities’ shares were acquired in the 2005 issuance of Common Stock on the AIM Exchange. Based on the SWIM Entities’ Schedule 13D and the Company’s records, prior to the December 2005 Common Stock issuance, the SWIM Entities beneficially owned 26.9% of the Company, including 7,420,991 shares issuable upon conversion of Company Debentures. Based on the SWIM Entities Schedule 13D, and the Company’s records, including the conversion of SWIM Nominees’ Debentures, the SWIM Entities beneficially owned approximately 64.1% of the Company’s outstanding Common Stock as of December 31, 2005.
      In connection with the March 6, 2006 Schedule 13D, the SWIM Entities also informed the Company of their request that the Board of Directors call a special meeting of the Company’s stockholders for the purposes of amending certain of the Company’s by-laws and replacing three directors of the Company with candidates nominated by the SWIM Entities (the “SWIM Candidates”). On March 23, 2006, Elcom and its then current Board of Directors entered into an agreement with the SWIM Entities (the “SWIM Agreement”) to effect an orderly transition of a majority of the Company’s Board of Directors, and to avoid the incremental costs of holding a special meeting of stockholders. Pursuant to the SWIM Agreement, as of April 21, 2006, the Company’s Board of Directors included John E. Halnen, President and Chief Executive Officer of the

Company, and Sean P. Lewis, a director appointed to the Board of Directors on March 23, 2006 at the request of the SWIM Entities, and Elliott Bance and Justin Dignam, two additional SWIM Candidates appointed to the Board on April 21, 2006. On April 24, 2006, the Board of Directors met and appointed Mr. Lewis Chairman of the Company, and Messrs. Dignam and Bance were appointed to the Nominating, Compensation and Audit Committees of the Board of Directors as further described below.
      Prior to the effectiveness of their resignations on April 21, 2006, Robert J. Crowell was Chairman of the Board of the Company, William W. Smith was Vice Chairman of the Company, and John Ortiz and Richard J. Harries, Jr. were Directors. Prior to April 21, 2006, the Nominating Committee was comprised of Messrs. Harries (Chairman) and Smith, the Compensation Committee was comprised of Messrs. Smith (Chairman), Harries and Ortiz, and the Audit Committee was comprised of Messrs. Smith (Chairman), Harries and Ortiz.
PROPOSAL 1
PROPOSAL TO FIX THE SIZE OF THE BOARD OF DIRECTORS AT SEVEN
      The By-Laws of the Company provide that the Board of Directors shall consist of such number of Directors, between five and fifteen, as are elected by the stockholders from time to time unless otherwise fixed by resolution adopted by the stockholders at an Annual Meeting. At the 2005 Annual Meeting of Stockholders, the stockholders fixed the size of the Board of Directors at seven. Currently, John E. Halnen and Justin Dignam serve as Class I Directors, and hold office until the 2008 Annual Meeting of Stockholders; Sean P. Lewis, serves as a Class II Director, and holds office until the 2006 Annual Meeting of Stockholders; and Elliott Bance, serves as a Class III Director, and holds office until the 2007 Annual Meeting of Stockholders. The Board of Directors currently has one vacant seat in each of the three Director classes.
      The Nominating Committee of the Board of Directors has submitted that the size of the Company’s Board of Directors remain fixed at seven for 2006. Should Proposal 2 described below be approved, until the 2007 Annual Meeting of Stockholders, the Board will be comprised of John E. Halnen and Justin Dignam, who will serve as Class I Directors, and hold office until the 2008 Annual Meeting of Stockholders; Sean P. Lewis, who will serve as a Class II Director, and hold office until the 2009 Annual Meeting of Stockholders; and, Elliott Bance, who will serve as a Class III Director, and hold office until the 2007 Annual Meeting of Stockholders. One seat in each of the three Director classes will be vacant. Vacancies may be filled by the vote of a majority of the Board of Directors. The Board currently has no plans to fill these three vacancies, but will do so when deemed appropriate and suitable candidates are identified.
Vote Required and Recommendation of the Board of Directors
      The affirmative vote of a majority of the shares of Common Stock voting in person or represented by Proxy and entitled to vote thereon shall be required for the adoption of the proposal to fix the size of the Board of Directors at seven. Unless otherwise directed, the persons named in the accompanying Proxy will vote FOR the adoption of the proposal to fix the size of the Board of Directors at seven.
PROPOSAL 2
ELECTION OF DIRECTOR
      The Company’s Board of Directors is divided into three classes, with Directors serving three-year staggered terms. John E. Halnen and Justin Dignam serve as Class I Directors, and hold office until the 2008 Annual Meeting of Stockholders; Sean P. Lewis, serves as a Class II Director, and holds office until the 2006 Annual Meeting of Stockholders; and Elliott Bance, serves as a Class III Director, and holds office until the 2007 Annual Meeting of Stockholders.
      At the Annual Meeting, one Class II Director will be elected to serve a three-year term until the Annual Meeting in 2009 and until a successor has been duly elected and qualified. The Nominating Committee of the

Board of Directors has submitted that Sean P. Lewis be nominated to stand for re-election to the Board of Directors at this Annual Meeting.
      Unless otherwise directed, the persons named in the accompanying Proxy will vote FOR the election of the nominee set forth in the table below as a Director of the Company for a three-year term. In the event of the death or inability to act of the nominee, the Proxies will be voted for the election as a Director of such other person as the Board of Directors or its Nominating Committee may recommend. The accompanying Proxy will not be voted for more than one nominee or for a person other than Mr. Lewis or any such substitute nominee.
      The following tables list the nominee for election at the Annual Meeting and those Directors who will continue in office following the Annual Meeting, and certain other information with respect to each individual.
Nominee For Election at the 2006 Annual Meeting

Name	Age	Position

Sean P. Lewis	41	Class II Director, Chairman of the Company
      Sean P. Lewis was appointed a Director of the Company on March 23, 2006 at the request of the SWIM Entities, as described elsewhere herein. Mr. Lewis is currently a Director of Roman House Associates Limited, a company engaged in real estate construction and asset management. Mr. Lewis has been employed in the field of interim company management, investment and distressed financing for more than the last five years. Mr. Lewis was educated at Kingdom Hill Oxford, began his career at Merrill Lynch trading soft commodities and precious metals, moved on to trade precious metals and derivatives at JP Morgan, and in 1992, moved to CS First Boston as Director of Global Foreign Exchange Derivatives, where he built the trading platform for OTC foreign exchange options. In July 1997, Mr. Lewis resigned from CS First Boston and continued trading for his own account. Mr. Lewis was a Director of Talkpoint.co.uk Limited until his resignation on October 15, 2001. Talkpoint.co.uk Limited went into a creditors liquidation on May 14, 2002. Mr. Lewis is a citizen of the United Kingdom.
Vote Required and Recommendation of the Board of Directors
      The affirmative vote of a plurality of the shares of Common Stock voting in person or represented by proxy shall be required to elect the Director nominee. Unless otherwise directed, the persons named in the accompanying proxy will vote FOR the election of the Director nominee.
Directors Continuing in Office

Name	Age	Position

John E. Halnen	38	Class I Director, President and Chief Executive Officer of the Company
Justin Dignam(1)(2)(3)	45	Class I Director of the Company
Elliott Bance(1)(2)(3)	34	Class III Director of the Company

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of Nominating Committee.
      John Halnen, was appointed as a Class I Director in June 2003, and is the President and Chief Executive Officer of the Company. Mr. Halnen was appointed Chief Executive Officer of the Company on December 21, 2005, and had been the President of the Company since his appointment in November 2000. Mr. Halnen was also the Chief Operating Officer of the Company since June 2001. From December 1999 through October 2000, Mr. Halnen was President and Chief Executive Officer of Elcom Services Group, Inc. From April 1998 through December 1999, Mr. Halnen was Chief Operations Officer for Elcom Services Group, Inc., a wholly owned subsidiary of the Company. From January 1995 through April 1998, Mr. Halnen served as Vice

President of Operations for Elcom Services Group, Inc. and prior to that time held other positions at Elcom Services Group, Inc. since joining the organization in October 1992. Mr. Halnen is a citizen of the United States.
      Justin Dignam, was appointed as a Class I Director of the Company on April 21, 2006 at the request of the SWIM Entities, as described elsewhere herein. Since October of 2003 Mr. Dignam has been a Director and the Chief Executive Officer of Big Fish Payroll Services LLC, a provider of payroll and tax depositing and filing services for small and mid-market employers. Prior thereto, Mr. Dignam was a Sales Executive at Kronos Incorporated, leading their Major Markets sales organization in Southern California. Beginning in August 1983 he joined Automatic Data Processing Inc. (“ADP”). Mr. Dignam held a variety of positions, most recently for more than 5 years as a National Accounts Sales Executive leading sales in ADP’s Southern California market area. His last position with ADP before his resignation in 2002 was that of Global Sales Manager engaging with Fortune 100 multinational companies. Mr. Dignam is a citizen of the United States.
      Elliott Bance, was appointed as a Class III Director of the Company on April 21, 2006 at the request of the SWIM Entities, as described elsewhere herein. Mr. Bance is, and has been for the last five years, employed in the field of real estate sales and development. Since March of 2006, Mr. Bance has been employed with Asprey Homes Limited, and prior thereto, for at least the last five years, with Hampton’s Estates Limited. Mr. Bance is a citizen of the United Kingdom.
Committees of the Board Of Directors
      The Board of Directors has three standing committees: a Compensation Committee, an Audit Committee and a Nominating Committee.
      The Compensation Committee has the authority to: (i) administer the Company’s stock option plans, including the selection of optionees and the timing of option grants; (ii) review and/or approve compensation and bonus payments made to Company executives; and (iii) review and monitor key employee compensation and benefits policies and administer the Company’s management compensation plans. The Compensation Committee did not meet in person in 2005, as the Compensation Committee’s actions are generally taken by unanimous written consent. The members of the Compensation Committee in 2005, and through April 21, 2006, were Messrs. Smith (Chairman), Harries and Ortiz. As of April 24, 2006, the members of the Compensation Committee became Messrs. Dignam (Chairman) and Bance.
      The Audit Committee functions are governed by the Elcom International, Inc. Audit Committee Charter, as adopted by the Board of Directors on March 31, 2004, which was attached as Appendix A to the Company’s Proxy Statement dated May 26, 2004. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial control procedures and the adequacy of such internal control procedures. The Audit Committee is also responsible for pre-approving all audit and non-audit services performed by the Company’s independent auditors. Messrs. Smith (Chairman), Ortiz and Harries served as the members of the Audit Committee during 2005, and through April 21, 2006. Since April 24, 2006, the members of the Audit Committee became Messrs. Dignam (Chairman) and Bance. Each of the members of the Audit Committee is an “independent director”, as defined under NASDAQ listing standards. In April of 2006, the Board of Directors determined that one of the members of the Audit Committee, Mr. Dignam, qualifies as an “audit committee financial expert,” as defined under Securities and Exchange Commission regulations. During 2005, the Board of Directors determined that one of the members of the Audit Committee, Mr. Smith, qualified as an “audit committee financial expert,” as defined under Securities and Exchange Commission regulations. The Board of Directors also believes that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Audit Committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Audit Committee met one time during 2005 regarding the fiscal 2004 audit, and conducted two meetings in early 2006 relative to the 2005 audit. In August 2005, the

Audit Committee reappointed Vitale, Caturano & Company, LTD. as the Company’s auditors for the 2005 calendar year audit.
      The Nominating Committee is governed by the Elcom International, Inc. Nominating Committee Charter, which the Board of Directors adopted on March 31, 2004, and which was attached as Appendix B to the Company’s Proxy Statement dated May 26, 2004. The Nominating Committee considers the appropriate size of the Board of Directors, reviews potential candidates for election as Directors of the Company, and makes recommendations to the Board of Directors as to the size of the Board and nominees for election thereto. Messrs. Harries (Chairman) and Smith served as the members of the Nominating Committee in 2005, and through April 21, 2006. The Nominating Committee did not meet in person during 2005, having taken its action by unanimous written consent. As of April 24, 2006, the members of the Nominating Committee became Messrs. Dignam (Chairman) and Bance. Each of the members of the Nominating Committee is an “independent director,” as defined under NASDAQ listing standards.
Nomination of Directors
      Directors may be nominated by the Board of Directors or stockholders of the Company. The minimum qualifications for director nominees to be nominated by the Nominating Committee is that they (i) be able to represent the best interests of the stockholders, (ii) be committed to the mission and success of the Company, (iii) have the ability to work compatibly with the Board of Directors and senior management, (iv) have the highest ethical standards, (v) possess a range of experience and knowledge, which is of particular relevance to the Company, obtained through a director or senior executive position, (vi) have the ability and willingness to devote the necessary time and effort to the diligent performance of his or her duties, and (vii) possess knowledge of corporate governance issues and the role of boards of public companies. Beyond these minimum qualifications, the Nominating Committee does not rely on a fixed set of qualifications for director nominees and will review all proposed nominees in accordance with the mandate contained in the Committee’s charter. This will include a review of the person’s judgment, character, professional ethics, independence, skills, experience, understanding of the Company’s business or other related industries, knowledge of issues facing publicly traded companies and such other factors as the Nominating Committee determines are relevant in light of the needs of the Board of Directors and which will contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would complement those of the current directors. Ultimately, the Nominating Committee will select prospective Board members whom it believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company’s stockholders. The Nominating Committee will review its recommended candidates with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board. The Nominating Committee nominated Mr. Lewis to stand for reelection to the Board by unanimous written consent on May 10, 2006.
      If the Nominating Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s Common Stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominating Committee chose to nominate the candidate must be provided, if the consent of both the recommending stockholder(s) and the candidate has been received.
      For a stockholder to submit a candidate for consideration by the Nominating Committee for nomination for election as a director at the 2007 Annual Meeting of Stockholders, a stockholder must notify the Company’s Secretary no later than February 28, 2007. Notices should be sent to: Elcom International, Inc. c/o Corporate Secretary, 10 Oceana Way, Norwood, Massachusetts 02062. The notice must contain, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the number of shares of the Company which are beneficially owned by such candidate;

•	a description of all arrangements or understandings between the stockholder(s) making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which nominations are to be made by the stockholder;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of stockholders or is only being provided for consideration by the Nominating Committee;

•	the name and record address of the stockholder who is submitting the notice;

•	the class or series and number of shares of Common Stock which are owned of record or beneficially by the stockholder who is submitting the notice and the date such shares were acquired by the stockholder and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; and

•	if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice.
Attendance by Members of the Board of Directors at Meetings of the Board of Directors
      The Board of Directors met fifteen times during the 2005 calendar year and each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period he served as a Director, and (ii) the total number of meetings held by Committees of the Board on which he served.
Communications with the Board of Directors
      In order to provide the Company’s securityholders a direct and open line of communication to the Board of Directors, the following procedures for communications with the Company’s Board of Directors have been adopted.
      Stockholders of the Company may communicate with the Chairman of the Board of Directors or with the independent directors as a group by sending such communication by (i) regular mail or overnight delivery service to: Elcom International, Inc. c/o Corporate Secretary, 10 Oceana Way, Norwood, Massachusetts 02062 or (ii) sending an email to: invrel@elcom.com. The mail or email should specify which of the foregoing is the intended recipient.
      All communications received in accordance with these procedures will be reviewed initially by Sean P. Lewis, the Chairman of the Board of Directors, who will relay all such communications to the appropriate Director or Directors unless he determines that such communication:

•	Does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; or

•	Relates to routine or insignificant matters that do not warrant the attention of the Board of Directors.

Director Compensation
      Except for the grant of stock options as described in the following paragraphs, the Company’s non-employee Directors are not compensated for any meetings that they attend, but, upon request, are reimbursed for expenses that are incurred in attending such meetings.
      Mr. Lewis, Chairman of the Company, became a full-time employee of Elcom on April 21, 2006. The Company does not currently have a written employment arrangement with Mr. Lewis, who is being compensated at an annual rate of £135,000 (approximately, $255,000). While he has currently opted to not participate, Mr. Lewis is eligible to participate in the Company’s U.K. benefit plans on the same basis as other U.K. employees. Mr. Lewis intends to work with the Compensation Committee to finalize a written employment agreement in due course. Although plans are not yet finalized, Mr. Lewis expects to relocate to the United States and work at the Company’s headquarters location.
1995 Non-Employee Director Stock Option Plan
      Non-employee Directors were entitled to participate in the 1995 Non-Employee Director Stock Option Plan (the “Director Plan”), adopted by the Board of Directors in October 1995, and approved by stockholders in November 1995. The Director Plan expired in October of 2005, and no further options to purchase Company Common Stock can be granted under the plan. A total of 250,000 shares of Common Stock were reserved for issuance under the Director Plan. The Director Plan provided for an automatic grant of an option to purchase 5,000 shares of Common Stock to each non-employee Director serving as such on October 9, 1995 or for persons who become a non-employee Director thereafter, on their date of election or appointment, as applicable. Options granted under the Director Plan had a term of ten years. One-third of the shares subject to each option vested on each anniversary date of the grant of the option so long as the optionee continued to serve as a Director on such dates. The exercise price of the options was the fair market value per share of Common Stock on the date of the grant of the option. Due to the change of control in the Company, all outstanding options under the Director Plan became immediately exercisable on March 6, 2006, and thereafter, upon the April 21, 2006 resignation of Messrs. Harries, Ortiz and Smith, all 229,999 options to acquire Company Common Stock outstanding under the Director Plan lapsed without being exercised.
Other Plan Information
      The Company’s stock option plans provide for discretionary grants of options to non-employee Directors. On January 12, 2006, Mr. Smith was granted an option to acquire 500,000 shares of the Company’s Common Stock under the Company’s 2004 Stock Option Plan at a price of $0.09 per share, and on January 25, 2006 Messrs. Ortiz and Harries were each granted an option to acquire 500,000 shares of the Company’s Common Stock under the Company’s 2005 Stock Option Plan at a price of $0.10 per share. All outstanding non-employee Director options lapsed without being exercised upon the effectiveness of the non-employee Directors’ resignations on April 21, 2006.
PROPOSAL 3
PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO
THE CERTIFICATE OF INCORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
General
      The Company’s Certificate of Incorporation currently provides for authorized capital stock consisting of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The Board of Directors has the authority to fix the rights, privileges, preferences and restrictions of any series of Preferred Stock as it may designate. Currently, no shares of Preferred Stock are issued or outstanding.

      On May 10, 2006, the Board of Directors unanimously approved, subject to stockholder approval, an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 700,000,000 shares (the “Amendment”). The text of the proposed Amendment is attached to this Proxy Statement as Appendix A.
Purpose and Effect of the Amendment
      The proposed increase in the number of authorized shares of Common Stock has been deemed advisable by the Board of Directors in order to, among other purposes, provide additional authorized shares of Common Stock in order for the Company to have flexibility with respect to the conduct of its business, including the possibility of acquiring other businesses, and other possible financing alternatives. As further described below, the Company has a limited amount of authorized Common Stock available to raise capital and/or acquire other businesses. Accordingly, the Board of Directors believes that it is in the best interests of the Company to authorize additional Common Stock and thereby provide the Company with additional flexibility with respect to its ability to issue additional Common Stock. The Company may wish to augment its technologies and or its growth via the acquisition of other businesses/companies, or it may need to issue Common Stock in order to raise additional capital. Although the Company has not currently entered into a definitive agreement with respect to any such financing or acquisition transaction, it is currently in preliminary discussions concerning the possible acquisition of a complementary software business. The preliminary discussions involve an entity whose software offering is a web-based portal that enables suppliers to receive electronic purchase orders (from electronic procurement systems such as the Company’s PECOS system), and in turn, to create invoices in cXml format, for further electronic processing by systems such as the Company’s PECOS software system or other electronic procurement systems. The Company is in the initial stages of discussions with the entity and is in the process of gathering further information about the target company’s business and financial condition, but the parties have not yet engaged in any formal discussions regarding the terms of the potential acquisition. The Company has no express or implied oral or written agreement with the entity regarding the possible acquisition and no letter of intent or definitive agreement has been reached by the parties as to the transaction or its structure. While the outcome of the discussions remains uncertain, if the transaction is agreed to and consummated, the Company likely would issue shares of Common Stock as consideration for the acquisition. Notwithstanding the foregoing, no assurance can be given as to the likelihood that this or any other acquisition transaction will be consummated or the number of shares of Common Stock that would be issued in any such transaction. It is likely that any such transaction would result in dilution to existing stockholders.
      If the Amendment is approved, the additional authorized but unissued shares of Common Stock may be issued from time-to-time for such proper corporate purposes as may be determined by the Board of Directors, without further action or authorization by the stockholders. In addition to the possible acquisition of other businesses/companies or the raising of capital, such other corporate purposes may include, without limitation, the declaration of stock splits and/or stock dividends, the issuance of warrants or other instruments to acquire Common Stock, or the issuing of shares for compensatory purposes, including upon exercise of options under employee benefit plans.
      During the year ended December 31, 2005, the Company issued a total of 303,175,331 shares of Common Stock in conjunction with the raising of capital and conversion of loans payable into Common Stock. In addition, the Company issued 34,164,959 Debenture Shares of Common Stock as of December 2005 in conjunction with the automatic conversion of its 10% Senior Convertible Debentures upon the change of control in the Company as described elsewhere herein. These issuances of Common Stock were required in order for the Company to raise capital and continue operations, and also have provided the Company with working capital. Further, in February of 2006, the Company issued 3,458,293 shares of Common Stock in satisfaction of previously deferred headquarters facility rent in the amount of $250,000. As a consequence of these Common Stock issuances, which aggregate 340,798,583 shares of Common Stock, the Company has largely depleted its authorized but unissued Common Stock. See “General Information — Change In Control Of Elcom” and “Principal Stockholders And Management Ownership.”

      As of June 12, 2006, 402,080,443 shares of Common Stock were issued and outstanding and an additional 530,709 shares are held by the Company as treasury stock. As of the same date, options to purchase an aggregate of 24,017,891 shares of Common Stock were issued and outstanding under all of the Company’s stock option plans which have previously been approved by the stockholders, and an aggregate of 8,088,616 shares of Common Stock were reserved for future grants under such plans. Further, as of June 12, 2006, the Company has issued warrants to purchase a total of 450,000 shares of Common Stock. The Company issued these warrants for the purchase of Common Stock in connection with various business dispositions and equity financing transactions.
      Accordingly, because the Company has issued, and reserved for issuance, an aggregate of approximately 435,167,659 shares, of its total 500,000,000 shares of authorized Common Stock, the Board of Directors believes that it is necessary and prudent for the Company to amend its Certificate of Incorporation to increase the Company’s authorized shares of Common Stock to 700,000,000 shares to allow the Company to issue additional shares of Common Stock for possible acquisition(s) of other businesses/companies or the raising of capital, or such other corporate purposes such as, without limitation, the declaration of stock splits and/or stock dividends, the issuance of warrants or other instruments to acquire Common Stock, or the issuing of shares for compensatory purposes, including upon exercise of options under employee benefit plans.
      The possible future issuances of shares of equity securities consisting of Common Stock or securities convertible into Common Stock, such as the issuance of any additional convertible debentures or convertible loans, could affect the current stockholders of the Company in a number of ways, including the following:

•	substantially diluting the voting power of the current holders of Common Stock;

•	diluting the market price of the Common Stock, to the extent that the shares of Common Stock are issued and sold at prices below current trading prices of the Common Stock or, if the issuance consists of equity securities convertible into Common Stock, to the extent that the securities provide for the conversion into Common Stock at prices that could be below current trading prices of the Common Stock;

•	diluting the earnings per share and book value per share of the outstanding shares of Common Stock; and

•	making the payment of dividends on Common Stock potentially more expensive.
      The increase in authorized shares of Common Stock may have an incidental anti-takeover effect, although that is not the intention of this proposal. Additional shares could be used to dilute the stock ownership of parties seeking to obtain control of the Company and the increase in authorized shares discourages the possibility of, or renders more difficult, certain mergers, tender offers or proxy contests. For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover, thereby potentially preventing a transaction favored by a majority of independent stockholders under which stockholders would have received a premium for their shares over then current market prices. Other existing charter, by-law and Delaware law provisions applicable to the Company which might have an anti-takeover effect include the following: (1) the Board of Directors has the authority to issue one or more series of preferred stock up to a maximum of 10,000,000 shares; (2) stockholders may not take action by written consent; (3) the Board of Directors has three classes of directors, the terms of which are staggered in a manner so that only one class is elected by stockholders annually; and (4) Section 203 of the Delaware General Corporation Law, which places restrictions on business combination transactions with persons or groups that own 15% or more of the outstanding Common Stock, unless the transaction is approved by the Board of Directors. The Company is not aware of any pending or proposed effort to obtain control or change management of the Company.
      If the Amendment is approved by the stockholders at the Annual Meeting, the Amendment will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. If the Amendment is approved, all or any part of the additional authorized shares of Common Stock may be issued following such approval without further approval from the stockholders, except to the extent required by law, for those purposes and on such terms as the Board of

Directors may determine to be appropriate. The Company is not currently subject to any law which would require further stockholder approval prior to the issuance of shares of Common Stock.
No Appraisal Rights
      Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal.
Vote Required and Recommendation of the Board of Directors
      The affirmative vote of the stockholders having a majority of the voting power of all outstanding shares of the Common Stock entitled to vote at the Annual Meeting is required to approve the Amendment. The Board of Directors recommends a vote FOR the proposal to approve the Amendment. The Company’s executive officers and members of the Board of Directors have indicated their non-binding intention to vote shares with respect to which they have voting power FOR the approval of the proposal. The persons named in the accompanying proxy or their substitutes will vote such proxy FOR this proposal unless it is marked otherwise. Abstentions and broker non-votes will have the same effect as a vote against the Amendment.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP
      The following table sets forth the beneficial ownership of Common Stock as of June 12, 2006 by (i) each Director of the Company, (ii) any executive officer who was (a) the Chief Executive Officer and (b) an executive officer of the Company at the end of the last fiscal year, as well as the individuals that were executive officers during the year ended December 31, 2005, (iii) all Directors and executive officers as a group, and (iv) each person or group known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock. All information with respect to beneficial ownership has been furnished by the respective Director or executive officer, or by reference to a public filing, as the case may be. Unless otherwise indicated below, each stockholder named below has sole voting and investment power with respect to the number of shares set forth opposite his or its respective name.

Directors and Executive Officers	Number of Shares	Percentage of
and Other Beneficial Owners(2)	Beneficially Owned(1)	Common Stock(1)

Class I Directors — Term expires at the 2008 Annual Meeting
John E. Halnen(3)	3,663,256	*
Justin Dignam(4)	—	—
Class II Director — Term expires at the 2006 Annual Meeting
Sean P. Lewis(5)	26,666,666	6.6%
Class III Director — Term expires at the 2007 Annual Meeting
Elliott Bance(4)	—	—
Named Executive Officer
Laurence F. Mulhern(6)	603,000	*
Former Chief Executive Officer
Robert J. Crowell(7)	16,068,172	4.0%
All Directors, Executive Officers and Former Chief Executive Officer as a Group (6 Persons)(8)	47,001,094	11.6%
Other Beneficial Owners
Smith & Williamson Investment Management Limited and Smith & Williamson Nominees Limited(9)	255,698,722	63.6%

*	Less than 1%.

(1)	In accordance with Securities and Exchange Commission rules, each beneficial owner’s holdings have been calculated assuming full exercise of all outstanding options and warrants to acquire Common Stock, regardless of the option price, which are exercisable by such owner within 60 days after June 12, 2006, while assuming no exercise of outstanding options and warrants covering Common Stock held by any other person.

(2)	For purposes hereof, the address of the Company’s Directors and executive officers, as well as former Directors and executive officers, is the same as that of the Company: 10 Oceana Way, Norwood, Massachusetts 02062.

(3)	Mr. Halnen is a Director and President, and since December 21, 2005, the Chief Executive Officer of the Company. Mr. Halnen’s Common Stock ownership is comprised of 1,636,957 shares owned directly as a result of the conversion of Company Debentures, 800 shares held in an Individual Retirement Account, and 2,025,499 shares which he has the right to acquire within 60 days of June 12, 2006 through the exercise of stock options. See “Certain Relationships and Related Party Transactions, Executive Compensation — Option Grants in 2005, and Fiscal Year End Option Value Table.”

(4)	Messrs. Dignam and Bance were appointed to the Company’s Board of Directors on April 21, 2006 at the request of Smith & Williamson Investment Management Limited (see “General Information — Change In Control Of Elcom”).

(5)	Mr. Lewis was appointed as a Director of the Company on March 23, 2006 at the request of Smith & Williamson Investment Limited (see “General Information — Change In Control Of Elcom”).

Mr. Lewis’ Common Stock ownership is comprised of 13,333,333 shares held in the name of Smith & Williamson Nominees Limited, ultimately for his benefit, and of 13,333,333 shares held in the name of Smith & Williamson Nominees Limited, ultimately for the benefit of his wife. In both cases, Smith & Williamson Nominees Limited has a revocable right to vote and dispose of these shares. See “Certain Relationships and Related Party Transactions.”

(6)	Mr. Mulhern’s Common Stock ownership is comprised of 600,000 shares, which he has the right to acquire at various prices within 60 days of June 12, 2006 through the exercise of stock options, and 3,000 shares which he owns directly.

(7)	Mr. Crowell was Chairman of the Board of Directors until his resignation from his positions with the Company on April 21, 2006, and until December 21, 2005, was also Chief Executive Officer of the Company (see “General Information — Change In Control Of Elcom”). Mr. Crowell’s Common Stock ownership is comprised of 15,758,155 shares which he owns directly (including 12,121,413 shares related to the conversion of Company Debentures and 110,000 shares held in a retirement plan account); 188,401 shares held in a revocable trust for the benefit of one of Mr. Crowell’s daughters, for which Mr. Crowell serves as Trustee; and 121,616 shares held by the Crowell Educational Foundation with respect to which Mr. Crowell shares the power to vote and dispose of. See “Certain Relationships and Related Party Transactions, Executive Compensation — Option Grants in 2005, and Fiscal Year End Option Value Table.”

(8)	Includes 2,625,299 shares of Common Stock which Messrs. Halnen and Mulhern have the right to acquire within 60 days of June 12, 2006 through the exercise of stock options.

(9)	Smith & Williamson Investment Management Limited and Smith & Williamson Nominees Limited filed a Schedule 13D on March 6, 2006, which was amended on April 5, 2006. The Common Stock beneficial ownership presented above is based on such amended Schedule 13D and the Company’s records, and includes 7,420,991 shares related to the conversion of Company Debentures, as well as 26,666,666 shares held, ultimately for the benefit of Mr. Lewis and his wife. See “General Information — Change In Control Of Elcom, and Certain Relationships and Related Party Transactions”.

MANAGEMENT — EXECUTIVE OFFICERS
      The name, age and position of the Company’s current Executive Officers are as follows:

Name	Age	Position

Sean P. Lewis	41	Chairman of the Board of Directors
John E. Halnen	39	President and Chief Executive Officer
Laurence F. Mulhern	51	Chief Financial Officer and Secretary
      The resumes of Messrs. Lewis and Halnen are set forth above under the heading “Election of Directors.”
      Laurence F. Mulhern re-joined the Company in June 2004 as Chief Financial Officer and Secretary. Mr. Mulhern’s current arrangement with the Company provides for base compensation of $150,000 per year. From April 2000 until May 2004, Mr. Mulhern worked as an independent consultant, and prior to re-joining the Company, Mr. Mulhern worked as an independent consultant to the Company from December 2003 through May 2004. Mr. Mulhern graduated from Villanova University with a Bachelor of Science degree in Accounting, and is a Certified Public Accountant.

Executive Compensation
      The table below sets forth information concerning 2005 annual and long-term compensation for services in all capacities with respect to those persons (collectively, the “Named Executive Officers”) who were (i) the Chief Executive Officer and (ii) the other executive officers of the Company at the end of the fiscal year, as well as the other individuals that were executive officers during the year ended December 31, 2005.
Summary Compensation Table

				Long-Term
				Compensation
				Awards

				Shares of
				Common
	Annual Compensation(1)			Stock
				Underlying	All Other
Name and Principal Position(1)	Year	Salary	Bonus	Option Grants	Compensation

Robert J. Crowell	2005	$41,000	—	—	$27,300
Former Chairman of the Board of Directors	2004	$164,000	$34,000	850,000	$350
and Former Chief Executive Officer(2)	2003	$487,000	—	400,000	$250
John E. Halnen	2005	$191,000	—	—	$200
President and Chief Executive Officer(3)	2004	$204,000	$8,000	600,000	—
	2003	$281,000	$11,000	275,000	—
Laurence F. Mulhern	2005	$121,000	—	—	$200
Chief Financial Officer and Secretary(4)	2004	$69,000	—	600,000	—
	2003	—	—	—	—

(1)	No Named Executive Officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual’s salary plus annual bonus unless otherwise indicated herein.

(2)	On December 21, 2005, Mr. Crowell stepped down from his position as the Company’s Chief Executive Officer, a position he had held since the 1992 inception of the Company. As described elsewhere herein, in conjunction with a change in control of the Company, Mr. Crowell also resigned his position as Chairman of the Company effective April 21, 2006. The Company and Mr. Crowell entered into a new employment agreement as of December 21, 2005 (the “2005 Crowell Agreement”) which replaced Mr. Crowell’s previous employment agreement with the Company. The 2005 Crowell Agreement provided for an annual salary of $72,000 for his services as the Company’s Chairman of the Board with a minimum commitment of one day (or eight hours over multiple days) per week to the Company’s business. Prior to the Crowell 2005 Agreement, Mr. Crowell was employed pursuant to an Amended and Restated Employment Agreement entered into on June 20, 2002, which was amended, effective as of April 16, 2004 (the “2002 Crowell Agreement”). See “— Employment Contracts”, “— Executive Profit Performance Bonus Plan” and “— Option Grants in 2005.” In order to assist the Company in conserving cash, Mr. Crowell voluntarily reduced his cash compensation at various times since 2001, including 2003, 2004 and 2005. Such reductions amounted to approximately $353,000 in 2005, $246,000 in 2004, and $257,000 in 2003. As of December 31, 2005, Mr. Crowell has a net aggregate of base compensation reductions of $785,000, which are payable to Mr. Crowell pursuant to an Accrued Salary Payment Agreement between the Company and Mr. Crowell, entered into on December 21, 2005 (see “— Employment Contracts”), which amounts are not included in the Summary Compensation Table above. The Company reinstated Mr. Crowell’s cash compensation to $72,000 per annum in accordance with the 2005 Crowell Agreement, effective December 21, 2005, and paid Mr. Crowell for vacation time accrued under the 2002 Crowell Agreement. In April 2003, Mr. Crowell received a $187,000 repayment of certain deferred base compensation amounts, which he invested in the Company’s Debentures. Mr. Crowell also received withholding and estimated income taxes of $32,000, which were paid to the appropriate tax authorities. These amounts ($219,000) are included in the Summary Compensation Table above in the 2003 line. Mr. Crowell also invested an additional $263,000 of cash in the Company’s Debentures (see “Certain Relationships and Related Party Transactions”). During 2005, Mr. Crowell loaned the Company $120,000 pursuant to a Secured Promissory Note (see “Certain

Relationships and Related Party Transactions”). In March of 2004, Mr. Crowell received 150,000 shares of the Company’s Common Stock as a bonus in lieu of a grant of a stock option covering 150,000 shares of Common Stock, which options were not available to be granted in March as required under the 2002 Crowell Agreement. The $31,000 value of this Common Stock is included in the Summary Compensation Table above in the 2004 line. On January 12, 2006, Mr. Crowell was granted an option to acquire 800,000 shares of Company Common Stock at a price of $0.09 per share, which option was scheduled to become exercisable with respect to 400,000 shares on the first anniversary of grant and the remaining portion was scheduled to vest on the second anniversary of grant. This stock option lapsed without being vested or exercised upon Mr. Crowell’s April 21, 2006 resignation from the Company. The 2002 Crowell Agreement originally provided for annual base compensation of $525,000, much of which was deferred as described herein through April 16, 2004, when the annual base compensation thereunder was reduced to $364,000. All other compensation represents premiums paid by the Company for term life insurance and group term life insurance ($27,300 for 2005). (See “— Employment Contracts”.)

(3)	The Company and Mr. Halnen entered into a new employment agreement as of December 21, 2005 (the “2005 Halnen Agreement”) which replaced Mr. Halnen’s previous employment agreement with the Company. Mr. Halnen was appointed Chief Executive Officer of the Company as of December 21, 2005, and had been the President of the Company since his appointment in November 2000. Mr. Halnen was also the Chief Operating Officer of the Company since June 2001. On June 4, 2003, Mr. Halnen was appointed as a Director of the Company. On June 20, 2002, the Company and Mr. Halnen entered into an Employment Agreement, which was amended on March 9, 2004 (the “2002 Halnen Agreement”). See “— Employment Contracts”, “— Executive Profit Performance Bonus Plan” and “— Option Grants in 2005.” The 2005 Halnen Agreement provides for a reduced annual base compensation of $212,000. The 2002 Halnen Agreement had provided for annual base compensation of $225,000 plus an annual bonus opportunity of $75,000, payable quarterly. In order to assist the Company in conserving cash, Mr. Halnen voluntarily reduced his cash base and bonus compensation at various times since 2001, including 2004 and 2005. Such reductions were approximately $113,000 in 2005, $90,000 in 2004, and $107,000 in 2003. In April 2003, Mr. Halnen received a $60,000 repayment of certain deferred base compensation and bonuses, which he invested in the Company’s Debentures. Mr. Halnen also received $39,000 of withholding and estimated income taxes, which were paid to the appropriate tax authorities. These amounts ($99,000) are included in the Summary Compensation Table above in the 2003 line (see “Certain Relationships and Related Party Transactions”). As of December 31, 2005, Mr. Halnen has a net aggregate of base and bonus compensation reductions of $265,000, which may be paid to Mr. Halnen depending on the success of future operations, which is not included in the Summary Compensation Table above. In May of 2006, Mr. Halnen was paid $19,000 of his previously deferred compensation, which is not included in the Summary Compensation Table above. On January 12, 2006, Mr. Halnen was granted an option to acquire 800,000 shares of Company Common Stock at a price of $0.09 per share, which option becomes exercisable with respect to 400,000 shares on the first anniversary of grant and the remaining portion vests on the second anniversary of grant. All other compensation represents premiums paid by the Company for group term life insurance ($200 for 2005), see “— Employment Contracts.”

(4)	Mr. Mulhern re-joined the Company in June 2004 as Chief Financial Officer and Secretary. Mr. Mulhern’s 2004 arrangement with the Company originally provided for base compensation of $120,000 per year and that Mr. Mulhern would work three days per week. Mr. Mulhern’s arrangement was amended as of February 6, 2006 to provide for annual compensation of $150,000 and that Mr. Mulhern work four days per week. Prior to re-joining the Company, Mr. Mulhern worked as an independent consultant to the Company from December 2003 through May 2004 and was paid fees totaling $52,000, which are not included in the Summary Compensation Table above. All other compensation represents premiums paid by the Company for group term life insurance ($200 for 2005).

Option Grants
      During the year ended December 31, 2005 no stock options were granted to the Named Executive Officers.

      On January 12, 2006, Mr. Crowell was granted a stock option covering 800,000 shares of the Company’s Common Stock at an exercise price of $0.09 per share, 400,000 of which were scheduled to become exercisable on the first anniversary of grant and the remaining 400,000 were scheduled to become exercisable on the second anniversary of grant. These options granted in 2006, and all other options held by Mr. Crowell on December 31, 2005, lapsed without being exercised upon his April 21, 2006 resignation from the Company. On January 12, 2006, Mr. Halnen was granted a stock option covering 800,000 shares of the Company’s Common Stock at an exercise price of $0.09 per share, 400,000 of which become exercisable on the first anniversary of grant and the remaining 400,000 become exercisable on the second anniversary of grant.
Fiscal Year-End Option Value Table
      The following table shows the number of shares of Common Stock acquired during 2005 by the exercise of options and the related value realized, as well as the number of shares of Common Stock and values represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 2005. The value of unexercised in-the-money options at December 31, 2005 is calculated using the $0.075 per share closing price of such shares on December 30, 2005, the last day of trading in 2005. See note (2) below.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In The Money Options at
	Shares		at December 31, 2005		December 31, 2005(1)(2)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Crowell	—	—	3,877,822	—	—	—
John E. Halnen	—	—	2,025,499	—	—	—
Laurence F. Mulhern	—	—	500,000	100,000	—	—

(1)	Options are “in-the-money” if the fair market value of the Common Stock exceeds the exercise price.

(2)	Represents the total gain which would be realized if all in-the-money options beneficially held at December 31, 2005 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $0.075, the closing sale price per share of the Company’s Common Stock on the OTCBB Market on December 30, 2005, the last day of trading in 2005.
Executive Profit Performance Bonus Plan
      At the Company’s 1998 Annual Meeting, the stockholders approved the Elcom International, Inc. Executive Profit Performance Bonus Plan For Executive Officers (the “Executive Performance Plan”) which was approved by the Board of Directors in September 1997. The Executive Performance Plan covers, for a fiscal year, those persons who, on the ninetieth day of that particular fiscal year, are the executive officers of the Company (“Executive Officers”). As such, the number of people covered will generally be limited to no more than ten, and in order to participate in the Executive Performance Plan for a particular calendar year, the Executive Officer must be employed as of the ninetieth day of such calendar year and must be awarded a participation by April 15th of such calendar year by the Compensation Committee of the Board of Directors (the “Committee”). The Committee amended the Performance Plan on April 3, 2006 to provide that participations must be awarded by April 15 of a calendar year, whereas prior to the amendment, participations were required to be awarded by the ninetieth day of each calendar year.
      The Executive Performance Plan provides for incentive compensation payments (limited in amount to the lesser of: (a) two times the executive’s base salary or (b) one million dollars) to be made to covered Executive Officers based upon the increase in the Company’s reported operating income (or reduction in operating loss) over the prior year. The Executive Performance Plan provides for an aggregate “bonus pool” equal to 20% of the increase in the Company’s reported operating income (or reduction in operating loss) over the prior year. Accordingly, the Board of Directors believes that the Executive Performance Plan provides a substantial incentive to those Executive Officers in the best position to affect the Company’s operating performance and that substantial benefits will accrue to the Company from granting participations in the

Executive Performance Plan. Such participations afford the Executive Officers a substantial incentive to enhance the value of the Company’s Common Stock through their own efforts in improving the Company’s operating results. The granting of participations also is expected to be instrumental in attracting and retaining key executives. Accordingly, the Company will, from time to time, grant participations to such Executive Officers as may be selected to participate in the Executive Performance Plan in accordance with the terms thereof. The Company’s operating loss increased from 2004 to 2005 and, accordingly, no payments were accrued or made to Executive Officers for 2005 in respect of the Executive Performance Plan.
      The Executive Performance Plan is administered by the Compensation Committee of the Board, which throughout 2005, and until their resignations on April 21, 2006, was comprised of William W. Smith, Richard J. Harries, Jr., and John W. Ortiz. On April 24, 2006, Messrs. Dignam (Chairman) and Bance were appointed as the Company’s Compensation Committee.
      The Board of Directors or the Committee may amend or terminate the Executive Performance Plan, so long as such amendment or termination does not in any way adversely impact any participant with respect to a fiscal year that had commenced, without such participant’s written consent. For fiscal year 2006, Mr. Halnen and Mr. Mulhern each will participate in the Executive Performance Plan with a 40% and 20% participation interest, respectively. The participations for 2006 will be reduced by 75% (to 10% and 5%, respectively) should the Company’s independent registered public accountants’ report for 2006 continue to contain a going concern qualification.
Key Personnel Profit Performance Plan
      The Elcom International, Inc. Key Personnel Profit Performance Plan (the “Key Personnel Performance Plan”), which is designed to operate in conjunction with the Executive Performance Plan, is intended to provide a substantial incentive to key personnel who are not Executive Officers, but who can, in the performance of their duties, affect the Company’s operating results. Participations under the Key Personnel Performance Plan may be awarded at any time during a fiscal year. The Key Personnel Performance Plan Bonus Pool is limited to that portion of the 20% Bonus Pool (as defined in the Key Personnel Performance Plan) calculated under the terms of the Executive Performance Plan less payments under the Executive Performance Plan. Accordingly, the bonus pool available under the Key Personnel Performance Plan is generally limited to that portion of the 20% Bonus Pool calculated under the Executive Performance Plan, which is either unallocated to Executive Officers or is in excess of the payment limitations under the Executive Performance Plan (the annual payment to any one individual is limited in amount to the lesser of: (a) two times the executive’s base salary or (b) one million dollars). Thus, based on the 2006 allocations under the Executive Performance Plan, for 2006 at least 40% of any Bonus Pool would be available for award under the Key Personnel Performance Plan. The terms and administration of the Key Personnel Performance Plan generally correspond to those of the Executive Performance Plan, except that in the case of the Key Personnel Performance Plan, the annual payout to any one participant is limited to the lesser of $500,000 or two times the participant’s base salary. The Compensation Committee controls participation in the Key Personnel Performance Plan. No awards or payments were made under the Key Personnel Performance Plan with respect to the fiscal year 2005.
Employment Contracts
     Crowell Agreements
      As previously described, Mr. Crowell, resigned his positions with the Company effective April 21, 2006, executed a release in favor of the Company, and received a severance payment of $72,000.
      On December 21, 2005, the Company entered into a new Employment Agreement with Robert J. Crowell (the “2005 Crowell Agreement”), which replaced Mr. Crowell’s previous employment agreement with the Company. The material terms of the 2005 Crowell Agreement provided that Mr. Crowell was entitled to receive an annual salary of $72,000 for his services as the Company’s Chairman of the Board with a minimum commitment of one day (or eight hours over multiple days) per week to the Company’s business. Any time spent in excess of this must be approved by the Board of Directors. The initial term of the 2005

Crowell Agreement was one year, which would automatically renew for successive one year terms, unless Mr. Crowell’s employment with the Company terminated for any reason. Under the 2005 Crowell Agreement, Mr. Crowell was further entitled to fully participate in all benefits and/or other plans or programs, which are made available to employees of the Company, and is entitled to four (4) weeks paid vacation. On February 21, 2006, the Company entered into an Indemnification Agreement For Internal Revenue Code Section 409A with Mr. Crowell (the “Crowell 409A Indemnification Agreement”). The Crowell 409A Indemnification Agreement provides that the Company indemnifies Mr. Crowell for taxes, penalties, fees and related expenses, if any, arising from Mr. Crowell’s previous voluntary deferrals of income.
      Additionally, the 2005 Crowell Agreement provided that if Mr. Crowell’s employment terminated for any reason other than for cause, Mr. Crowell would receive (i) an amount equal to one year’s base salary and any accrued benefits as severance and (ii) health benefits for a period of six (6) months or until he accepts other full-time employment where he receives equal or better benefits. The 2005 Crowell Agreement also contained certain customary confidentiality provisions and non-competition and non-solicitation provisions that were operative during Mr. Crowell’s employment with the Company and for two (2) years after his termination of employment.
      On December 21, 2005, the Company and Mr. Crowell also entered into an Accrued Salary Payment Agreement (the “Accrued Salary Payment Agreement”) pursuant to which the Company agreed to repayment terms with Mr. Crowell with respect to all amounts of his base salary that were accrued but unpaid under his previous employment agreement from 2002 through 2005. In prior years, Mr. Crowell voluntarily reduced the cash paid to him (the “Accrued Salary”) temporarily in order to assist the Company’s cash availability. The Company will begin to pay Mr. Crowell the Accrued Salary, which aggregates approximately $785,000 through December 31, 2005, in installments upon the Company achieving two sequential quarterly periods of positive cash flow. The Board of Directors of the Company, in its sole discretion, will determine the specific amount of any such Accrued Salary payment; provided, however, that the aggregate amount of the Accrued Salary payments paid to Mr. Crowell in any one calendar month, as per the determination of the Board as to the extent of the Company’s positive cash flow as per the Company’s accounts, shall be no less than twenty-five percent (25%) and no greater than fifty percent (50%) of the Company’s positive cash flow for the month immediately prior thereto. If the Company does not achieve positive cash flow in any month after it begins paying Mr. Crowell the Accrued Salary, the Company will immediately discontinue payment of the remaining Accrued Salary until it achieves its next monthly period in which it achieves positive cash flow. If the Company receives a fresh cash infusion of more than $500,000 in any particular month, such as by the sale of a large software license, receipt of loan proceeds, advance or issue of securities, or other cash infusion event, the Company, taking into consideration its cash requirements, may elect to pay Mr. Crowell an amount equal to a maximum of 10% of such cash received as part of the Accrued Salary it owes Mr. Crowell. The Accrued Salary Payment Agreement also provides that the Accrued Salary shall be paid in full, in a lump sum payment, upon a future change of control of the Company, as defined in the Accrued Salary Payment Agreement.
      Effective June 20, 2002, the Company entered into an Amended and Restated Employment Agreement with Robert J. Crowell, which was amended effective as of April 16, 2004 (the “2002 Crowell Agreement”) and which was superceded by the 2005 Crowell Agreement described above. The 2002 Crowell Agreement, as amended, provided for an annual base salary of $364,000, effective April 16, 2004, a quarterly bonus of up to $37,500 based upon the Compensation Committee’s evaluation of Mr. Crowell’s performance and the Company’s financial position, that Mr. Crowell was entitled to participate in all Company compensation plans and fringe benefit plans, on terms at least as favorable as other executives of the Company, and that Mr. Crowell would have a minimum rate of participation in the Executive Performance Plan Bonus Pool of 50% (see “Executive Profit Performance Bonus Plan”). Under the 2002 Crowell Agreement, Mr. Crowell was also entitled to receive an annual option grant to purchase at least 400,000 shares of the Company’s Common Stock under the Company’s stock option plans pursuant to terms determined by the Compensation Committee.
      Under the 2002 Crowell Agreement, if Mr. Crowell’s employment with the Company had terminated because of a disability he would have been entitled to receive (i) a payment equal to two years’ each of base salary plus maximum potential bonus, payable in 24 equal monthly installments, and (ii) health, dental benefits and group term life insurance for 24 months following termination of employment with the Company. If Mr. Crowell’s employment with the Company had terminated other than for cause or upon his resignation for good reason after a change in control he would have been entitled to receive a severance payment equal to 2.99 times his base salary plus maximum potential bonus, subject to Mr. Crowell executing a release in favor of the Company, immediate vesting of all his stock options, and continuation of health, dental benefits and group term life insurance for a three year period. For purposes of calculating any such payment, Mr. Crowell’s base salary and maximum potential bonus would be calculated without giving effect to any reduction in his base salary that might have occurred after a change in control of the Company.
     Halnen Agreements
      On December 21, 2005, the Company entered into a new Employment Agreement with John E. Halnen (the “2005 Halnen Agreement”), which replaced Mr. Halnen’s previous employment agreement with the Company. The material terms of the 2005 Halnen Agreement provide that Mr. Halnen is entitled to receive an annual salary of $212,000 for his services as the Company’s President and Chief Executive Officer for an initial term of one year, which will automatically renew for successive one year terms unless Mr. Halnen’s employment with the Company terminates for any reason. Under the 2005 Halnen Agreement, Mr. Halnen is further entitled to participate in all benefits and/or other plans or programs which are made available to employees of the Company in accordance with their terms, and is entitled to four (4) weeks paid vacation. On February 21, 2006, the Company entered into an Indemnification Agreement For Internal Revenue Code Section 409A with Mr. Halnen (the “Halnen 409A Indemnification Agreement”). The Halnen 409A Indemnification Agreement provides that the Company indemnifies Mr. Halnen for taxes, penalties, fees and related expenses arising from Mr. Halnen’s previous voluntary deferrals of income.
      Additionally, the 2005 Halnen Agreement provides that if Mr. Halnen’s employment terminates for any reason other than for cause, Mr. Halnen is entitled to receive (i) an amount equal to one year’s Base Salary and any accrued benefits as severance and (ii) health benefits for a period of six (6) months or until he accepts other full-time employment where he receives equal or better benefits. Mr. Halnen’s new employment agreement also contains certain customary confidentiality provisions and non-competition and non-solicitation provisions that are operative during Mr. Halnen’s employment with the Company and for two (2) years after termination of employment.
      Effective June 20, 2002, the Company entered into an Employment Agreement with Mr. Halnen, which was amended on March 9, 2004, (the “2002 Halnen Agreement”). Pursuant to the 2002 Halnen Agreement, Mr. Halnen was retained for a term ending June 20, 2005 as the President and Chief Operating Officer of the Company. During the term of the 2002 Halnen Agreement, Mr. Halnen was entitled to receive a base salary of $225,000 per year, unless Mr. Halnen voluntarily agreed to a reduction in his base salary, and had the opportunity to receive an annual bonus up to an aggregate of $75,000, payable quarterly.
      The 2002 Halnen Agreement provided that Mr. Halnen was entitled to participate in all Company compensation plans and fringe benefit plans, on terms at least as favorable as other executives of the Company, and that Mr. Halnen would have a minimum rate of 25% participation in the Executive Performance Plan Bonus Pool, see “Executive Performance Bonus Plan”. Under the 2002 Halnen Agreement, Mr. Halnen also was entitled to receive an annual option grant to purchase at least 200,000 shares of the Company’s common stock under the Company’s Stock Option Plans to be made no later than July of each year. The options would be exercisable as determined by the Compensation Committee, and to the maximum extent allowable, would be incentive stock options.
      Under the 2002 Halnen Agreement, if Mr. Halnen’s employment with the Company terminated because of a disability (as defined in the agreement) Mr. Halnen was entitled to receive (i) a payment equal to twelve months’ base salary plus his maximum potential bonus, payable in twelve equal monthly installments, and (ii) health, dental benefits and group term life insurance for twelve months following termination of employment with the Company. If Mr. Halnen’s employment with the Company terminated other than for cause (as defined in the agreement), Mr. Halnen was entitled to receive (i) a severance payment equal to twelve months’ base salary plus his maximum potential bonus payable in twelve equal monthly installments or, if, at the time of such termination, Mr. Crowell was no longer Chairman and Chief Executive Officer of the Company, then such severance payment would be equal to eighteen months base salary plus his maximum potential bonus, payable 50% upon Mr. Halnen executing a release in favor of the Company and 50% payable in twelve equal monthly installments, and (ii) health, dental benefits and group term life insurance for twelve months following termination of employment with the Company. If Mr. Halnen’s employment with the Company terminated other than for cause (as defined in the agreement), following a change in control (as defined in the agreement) Mr. Halnen was entitled to receive (i) a severance payment equal to the greater of his base salary plus his maximum potential bonus for the remainder of the term of the 2002 Halnen Agreement or his base salary plus his maximum potential bonus for two years, payable 50% upon Mr. Halnen executing a release in favor of the Company and 50% payable in 24 equal monthly installments, (ii) all of Mr. Halnen’s stock options would become immediately vested and exercisable, and (iii) Mr. Halnen would become entitled to receive health, dental benefits and group term life insurance for 24 months following termination of employment with the Company. For purposes of calculating any such payment, Mr. Halnen’s base salary and maximum potential bonus would be calculated without reference to any voluntary reductions then in effect.
Certain Relationships and Related Party Transactions
     Crowell and Smith Secured Promissory Notes
      As of April 6, 2005, the Company entered into bridge-loan transactions with each of Robert J. Crowell, the former Chairman of Elcom, and William W. Smith, the former Vice-Chairman and a former Director of the Company (the “Holders”), in order to obtain working capital funds to allow the Company to continue operations. In return for each of the Holders loaning the Company a total of $120,000, the Company issued each of them a 12% Secured Promissory Note (the “12% Notes”). The 12% Notes were secured pursuant to an Amended and Restated Collateral Agency and Security Agreement, which is described below. The material terms of each of the 12% Notes issued by the Company to the Holders were identical. Each of the 12% Notes originally issued to the Holders was in the amount of $100,000, and each 12% Note was increased to $120,000 in principal amount upon the advance of additional funds in August 2005. Interest upon the outstanding principal amount of the 12% Notes was payable in cash quarterly in arrears, at a rate of 12% per annum. The 12% Notes provided that the Company could not prepay any portion of the outstanding principal amount or any interest accrued on the principal amount which is unpaid; however, the 12% Notes provided the Holders with a put option, pursuant to which each Holder could put their respective 12% Note to the Company for payment at any time. If a Holder exercised his put option, the Company was required to forthwith pay in cash (a) the aggregate outstanding principal advanced under the 12% Note, (b) 12% interest accrued on such aggregate outstanding principal amount through the date of the exercise of the put option, less amounts previously paid and (c) a put premium equal to 7.5% per annum of the aggregate outstanding principal amount of the 12% Note, for the period the aggregate principal amount thereunder was outstanding. The 12% Notes had a term of seven (7) years, after which time the aggregate outstanding principal advanced under the 12% Notes and accrued interest were due and payable.
      In conjunction with its December 2005 issuance of Common Stock on the AIM Exchange, on December 21, 2005 the Company and the Holders entered into 8% Convertible Promissory Notes (the “8% Notes”) in exchange for cancellation of the 12% Notes. The following is a summary of the material features of the 8% Notes. Each of the 8% Notes issued to the Holders was in the principal amount of $120,000. Interest upon the outstanding principal amount of the 8% Notes, accrued at a rate of 8% per annum, and was payable upon maturity of the loan. The 8% Notes also were secured pursuant to the Amended and Restated Collateral Agency and Security Agreement, which are described below. The 8% Notes issued to Mr. Crowell and Mr. Smith had different maturity provisions. Mr. Crowell’s 8% Note provided that the principal amount and interest accrued thereon would be due and payable within five (5) business days after the Company notified the payee that it had adequate funds to repay the 8% Notes, while Mr. Smith’s 8% Note provided that his note would be payable in full after the Company reported two sequential quarters of positive cash flow from operations. The 8% Notes also provided that the payee had the option to convert the principal amount and interest accrued thereon into Common Stock to be issued pursuant to an exemption from registration under Regulation D of the Securities Act. The per share conversion price would be calculated based on a weighted average of (i) a 50-day average of the AIM Exchange closing bid and ask prices of the Company’s Common Stock issued in April 2004 and listed on the AIM Exchange, and (ii) the per share price of the 2005 AIM Exchange issuance; subject to the proviso that such conversion price must be more than the per share price of the 2005 AIM Exchange issuance. The 8% Notes also provided the Holders with certain piggyback registration rights covering any Common Stock obtained by conversion thereof.
      As of December 21, 2005, Mr. Smith converted his 8% Note and all interest accrued thereon into Common Stock in an issuance exempt from registration pursuant to Regulation D under the Securities Act. The aggregate of principal and accrued interest under Mr. Smith’s 8% Note was $126,800 and the calculated weighted average conversion price was $0.0276 (as described above), resulting in the issuance of 4,593,287 shares of Common Stock to Mr. Smith as of December 21, 2005.
      Mr. Crowell’s 8% Note was repaid in full by the Company in early January 2006, and all interest accrued thereon also was paid in full. The aggregate principal balance of Mr. Crowell’s 8% Note was $120,000 as of December 31, 2005, and interest paid thereon was approximately $7,600.
     U.K. Secured Promissory Notes
      Beginning in July of 2005, through December 2005, the Company borrowed a total of £1,165,000 (approximately $2,029,000) in twelve (12) separate advances from non-U.S. investors pursuant to 8% Convertible Promissory Notes (the “U.K. Loans”) in order to obtain operating funds to allow the Company to continue operations. All of these loans were transferred to the Company by Smith & Williamson Investment Management Limited (“SWIM”). The loans were secured by a security interest in substantially all of the Company’s assets pursuant to an Amended and Restated Collateral and Security Agreement, as described below. The terms of the loans provided that interest upon the principal amount accrued at a rate of 8% per annum. The notes provided that the principal amount and all interest accrued thereon was due and payable within five (5) business days after the Company notified the payee that it had adequate funds to repay the loans. The loans also provided that the payee had the option to convert the principal amount and interest accrued thereon, into common shares in the 2005 Aim Exchange issuance.
      U.K. Loans in the aggregate principal amount of £300,000 (approximately $532,000) and related accrued interest of £9,000 (approximately $15,000) were converted into 20,563,711 2005 Regulation S Shares in the December 2005 issuance. In addition, U.K. Loans totaling £180,000 (approximately $318,000) plus interest of £3,000 (approximately $5,000) were paid off in December 2005, and the remaining £685,000 (approximately $1,179,000) balance of the U.K. Loans and related accrued interest of £7,000 (approximately $12,000) were paid off in early January 2006.
     Collateral Agency and Security Agreement
      On April 6, 2005, the Company entered into a Collateral Agency and Security Agreement with William W. Smith, who at that time and through April 21, 2006, was the Vice-Chairman and a Director of the Company, as Collateral Agent, and the secured parties thereto (the “Security Agreement”) in order to secure the 12% Notes issued by the Company to Robert J. Crowell, who was then the Chairman and Chief Executive Officer of Elcom, and Mr. Smith. Pursuant to the Security Agreement, the Company granted a first priority senior security interest in the all of the personal property and intellectual property of the Company, wherever located, and now owned or hereafter acquired, to the Collateral Agent, for the benefit of the Holders, to secure the payment or performance of the Company’s obligations under the 12% Notes. During August 2005, additional advances were made under the 12% Notes increasing the aggregate balance to $240,000, from $200,000. In order to secure advances under the U.K. Loans received by the Company from non-U.S. investors (the “Non-U.S. Lenders”), the Company amended and restated the Security Agreement on August 9, 2005 to add the Non-U.S. Lenders as additional secured parties (the “Amended and Restated Security Agreement”). The material terms of the Amended and Restated Security Agreement were the same as those of the Security Agreement, except that the Non-U.S. Lenders were additional secured parties, and other lenders could also be added to the Amended and Restated Security Agreement. Upon receipt of documentation, the Company added any Non-U.S. Lender who advanced funds to the Company as a secured party under the Amended and Restated Security Agreement. Similar to the Security Agreement, the Amended and Restated Security Agreement granted a first priority senior security interest in all of the personal property and intellectual property of the Company, wherever located, and now owned or hereafter acquired, to the Collateral Agent, for the proportional benefit of the secured parties, to secure the payment or performance of the Company’s obligations under the 12% Notes and the U.K. Loans. As a result of financing received from the December 2005 AIM Exchange issuance and the consequent loan repayments described above, the Amended and Restated Security Agreement is no longer in effect.
Convertible Debentures
      On April 23, 2003, the Company closed a private placement to accredited investors (the “Private Placement”) of Debentures, generating gross proceeds of $949,000 and net cash to the Company of $702,000. Robert J. Crowell invested $300,000, John E. Halnen invested $60,000, William W. Smith invested $300,000 and Andres Escallon, the Chief Technology Officer of the Company invested $50,000 (collectively, the “Inside Investors”). The Company also paid Robert J. Crowell $187,000 and John E. Halnen $60,000 in repayment of a portion of their salaries which they had voluntarily suspended during 2002 in order to assist the Company in its efforts to retain cash. Robert J. Crowell and John E. Halnen immediately reinvested these proceeds into their purchase of the Debentures. The Company also paid and expensed (as additional compensation) estimated income and withholding taxes on such amounts of $32,000 on behalf of Mr. Crowell and $39,000 on behalf of Mr. Halnen. In addition, SWIM Nominees invested $176,000 and other Company stockholders in the U.K. invested $63,000. Inside Investors are considered related parties and invested a total of $710,000 in the Company via purchases of Debentures in April 2003.
      On October 16, 2003, the Company closed a second round of the private placement of its Debentures (the “Second Closing”), generating cash proceeds of $315,000. Robert J. Crowell invested $150,000, and William W. Smith invested $50,000 (both the “Inside Investors”) and SWIM Nominees invested $100,000 and another Company stockholder invested $15,000. Inside Investors are considered related parties and invested a total of $200,000 in the Company via purchases of Debentures in the Second Closing.
      As of December 31, 2004, Inside Investors had invested an aggregate of $910,000 of the $1,264,000 invested in the Company via the purchase of Debentures.
      The Debentures carried a 10% interest rate. The Debentures were amended in 2004 to provide that interest is payable in-kind upon conversion or at maturity. The principal and interest were payable in kind upon conversion or at maturity on April 23, 2013. The Company accrued interest totaling $199,000 as of December 31, 2004, and $323,000 as of December 22, 2005, when the Debentures were converted as further described below (also, see “General Information — Change In Control Of Elcom”).
      The Debentures were collateralized by a security interest in substantially all of the Company’s assets for a two-year period which ended on April 23, 2005. The Debentures were originally convertible into Common Stock of the Company at a conversion price of $0.1246 per share, subject to anti-dilution provisions. As a result of the December 2005 AIM Exchange issuance (at less than the original conversion price), the per share conversion price of the Debentures was adjusted on a weighted average basis to a per share conversion price of $0.04643. The Debenture holders also have certain registration rights, as set forth in the Registration Agreement dated April 23, 2003 by and among the Company and the holders, as amended on October 16, 2003.
      As of December 22, 2005, the Company’s Debentures and all interest accrued thereon automatically converted into Elcom Common Stock as a result of the acquisition of beneficial ownership of a majority interest in Elcom by the SWIM Entities (see “General Information — Change In Control Of Elcom”). An aggregate of 34,164,959 Debenture Shares were issued upon the automatic conversion of Debentures in the aggregate principal amount of approximately $1,264,000 and cumulative interest accrued (since issuance) of approximately $323,000. The Debentures converted at an adjusted per share price of approximately $0.04643. The Debenture Shares are not registered under the Securities Act, and were issued in reliance upon an exemption from registration pursuant to Regulation D promulgated under the Securities Act. Robert J. Crowell, former Chairman and Chief Executive Officer of the Company, William W. Smith, former Vice Chairman of the Company, and John E. Halnen, President, current Chief Executive Officer and a Director of the Company, each held Debentures and, as a result of the conversion of the Debentures, 12,121,413 shares of Common Stock were issued to Mr. Crowell, 9,496,995 shares of Common Stock were issued to Mr. Smith, 1,636,957 shares of Common Stock were issued to Mr. Halnen and, 7,420,991 shares of Common Stock were issued to SWIM Nominees.
Other Transactions
      Pursuant to the terms of the SWIM Agreement entered into by the Company as a result of the change of control of the Company reported in the Schedule 13D filed by the SWIM Entities with the SEC on March 6, 2006, Sean P. Lewis was appointed and elected as a director of the Company on March 23, 2006 and Elliot Bance and Justin Dignam were appointed and elected as directors of the Company on April 21, 2006. In addition, under the terms of the SWIM Agreement, in consideration of his April 21, 2006 resignation as a director of the Company, Robert J. Crowell received a severance payment of $72,000. See “Principal Stockholders and Management Ownership” and “General Information — Change in Control of Elcom” above for a description of the SWIM Entity transactions and the share ownership of these parties.
      Smith & Williamson Corporate Finance Limited (“SWCF”) is the Company’s nominated adviser (“Nomad”) in respect of its AIM Exchange Listing in the U.K. SWCF and the SWIM Entities are related parties. During calendar 2005 the Company accrued fees for Nomad services rendered by SWCF aggregating £20,000 (approximately $36,000) and an additional £20,000 (or an approximate value of $35,000, including 333,333 2005 Regulation S shares issued in the name of Smith & Williamson Nominees Limited) of fees related to the December 2005 issuance of Regulation S Shares. In 2004, the Company accrued SWCF fees for Nomad services rendered aggregating £15,000 (approximately $28,000) and an additional £78,000 (approximately $139,000) of fees and expense reimbursements related to the Company’s April 2004 AIM Exchange issuance of Common Stock.
      The Company received authorization from the U.K. Inland Revenue to treat certain amounts raised in the December 2005 and April 2004 Regulation S share issuances in the U.K. as qualified under the Enterprise Investment Scheme, which generally entitles the investors purchasing such shares to tax relief amounting to approximately 20% of their investment, subject to certain holding period requirements. Mr. Lewis, Chairman of the Company and his wife purchased an aggregate of 26,666,666 shares of Company Common Stock for £400,000 (approximately $700,000) in the December 2005 AIM Exchange issuance under the Enterprise Investment Scheme.
      On March 31, 2004, the Company issued 150,000 shares of Common Stock to Robert J. Crowell in lieu of options to be granted, and recorded compensation expense of $31,000. The amount expensed was based on the March 31, 2004 closing price of the Company’s Common Stock on the Over The Counter Bulletin Board of $0.21 per share. These compensatory shares of the Company’s Common Stock were issued in reliance on an exemption from registration pursuant to Regulation D promulgated under the Securities Act.
      During the first four months of 2004, the Company received funds, pursuant to bridge loan agreements, from each of Robert J. Crowell ($150,000) and William W. Smith ($110,000), totaling $260,000. These advances were made to provide funds for the Company to operate until the Company’s issuance of the 2004 Regulation S Shares. The advances bore interest at 10% (the same rate as the Company’s Debentures) and were repaid in April 2004 from the proceeds of the sale of 2004 Regulation S Shares. In 2004, the total interest paid on these loans was approximately $1,900 ($1,300 to Mr. Crowell and $600 to Mr. Smith).
      As a matter of policy, the Company enters into a written indemnity agreement with all of its directors and executive officers (the “Indemnity Agreement”). The Indemnity Agreement provides for indemnification by the Company of directors and executive officers to the fullest extent permitted by law against expenses and damages if he or she is, or is threatened to be made, a party to or participant in a legal proceeding by reason of his or her status as a director or executive officer of the Company, by reason of any action taken by him or her or of any inaction on his or her part while acting as a director or executive officer of the Company, or by reason of the fact that he or she is or was serving at the request of the Company as a director, partner, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. The Indemnity Agreement provides that the Company will advance the expenses of a director or executive officer incurred in any such proceeding prior to final disposition of the claim.
AUDIT COMMITTEE AND RELATED MATTERS
Report of the Audit Committee
      Throughout 2005, and until their resignations on April 21, 2006, as described elsewhere herein, the members of the Audit Committee were William W. Smith (Chairman), Richard J. Harries, Jr., and John W. Ortiz. On April 24, 2006, Justin Dignam and Elliott Bance were appointed as the Company’s Audit Committee. Each of Messrs. Dignam and Bance is an “independent director”, as defined under NASDAQ listing standards. In April of 2006, the Board of Directors determined that one of the members of the Audit Committee, Mr. Dignam, qualifies as an “audit committee financial expert,” as defined under Securities and Exchange Commission regulations.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s independent auditors. In addition, the Audit Committee must preapprove all audit and non-audit services performed by the Company’s independent auditors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.
      Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors these processes.
      In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America.
      In addition, the independent auditors provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), related to the auditors’ independence. The Audit Committee discussed with the independent auditors: (i) the auditors’ independence from the Company and its management and considered the compatibility of non-audit services with the auditors’ independence, and (ii) the matters required by Statement on Auditing Standards No. 61.
      The Audit Committee discussed with the Company’s financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the

Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

Justin Dignam,
Chairman Elliott Bance
      Vitale, Caturano & Company, LTD. (“VCC”), served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2005 and has been selected by the Company to serve as its independent registered public accounting firm for the fiscal year 2006.
      It is anticipated that a representative of VCC will be on hand at the Annual Meeting. Such representative will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
      Fees for services rendered by the Company’s Independent Registered Public Accounting Firm for the last two fiscal years were:

	2005	2003

Audit fees	$82,000	$66,000
Audit related fees	11,000	10,000
Tax services	6,000	4,000
All other Fees	2,000	2,000

Total fees	$101,000	$82,000

Audit Fees
      VCC has billed the Company $82,000 for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2005, the reviews of interim financial statements included in the Company’s Forms 10-QSB filed during the year ended December 31, 2005, and for consultation relating to accounting matters.
      VCC has billed the Company $66,000 for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2004, the reviews of interim financial statements included in the Company’s Forms 10-QSB filed during the year ended December 31, 2004, and for consultation relating to accounting matters.
Audit Related Fees
      During 2005, VCC billed the Company $11,000 in audit related fees for the audit of the Company’s benefit plan.
      During 2004, VCC billed the Company $10,000 in audit related fees for the audit of the Company’s benefit plan.
Tax Fees
      During 2005, VCC billed the Company approximately $6,000 in tax services fees for assistance with various tax compliance matters.
      During 2004, VCC billed the Company approximately $4,000 in tax services fees for review of the Company’s 2003 tax returns.

All Other Fees
      Other fees for 2005 of $2,000 were paid to VCC for assistance in researching and responding to SEC comment letters concerning the Company’s revenue recognition and debenture accounting policies.
      Other fees for 2004 of $2,000 were paid to VCC for certain specific procedures performed by VCC to assist the Company in documenting its security management and policy document.

      Before VCC is engaged by the Company to render audit or non-audit services, the engagement is approved by the Company’s Audit Committee. While the Audit Committee was aware of the services being provided by VCC, none of the services described above were formally approved by the Audit Committee pursuant to the de minimus exception to pre-approval provided in Commission rules.
OTHER MATTERS
      The Board of Directors is not aware of any matter to come before the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters insofar as the Proxies are not limited to the contrary.
SECTION 16(a)
BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Officers and Directors and certain persons who beneficially own more than ten percent of a registered class of the Company’s equity securities (i.e., the Common Stock), to file reports of ownership and changes in ownership of such securities with the Commission. Officers, Directors and greater-than-ten-percent beneficial owners who file these reports are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely upon a review of the copies of the forms furnished to the Company during or with respect to 2005, and written representations from certain reporting persons, the Company believes that no Officer, Director or greater-than-ten-percent beneficial owner failed to file on a timely basis during the year ended December 31, 2005 any report required by Section 16(a) of the Securities Exchange Act of 1934.
DATE TO SUBMIT STOCKHOLDER
PROPOSALS FOR 2007 ANNUAL MEETING
      Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2007 must do so no later than February 28, 2007. To be eligible for inclusion in the 2007 Annual Meeting proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act. The Company may use its discretion in voting Proxies with respect to stockholder proposals not included in the Company’s proxy materials for the 2007 Annual Meeting of Stockholders, unless the Company receives notice of such proposal(s) prior to May 14, 2007.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB AND OTHER INFORMATION
      Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-KSB, including the financial statements required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company’s most recent fiscal year. Written requests for such Report and/or Proxy Statement should be directed to:
Elcom International, Inc.
10 Oceana Way
Norwood, MA 02062
      You are urged to sign and return your Proxy promptly in the enclosed return envelope (or vote your shares via the Internet) to make certain your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,

Sean P. Lewis
Chairman
June 28, 2006

APPENDIX A
FORM OF PROPOSED AMENDMENT TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
      The Second Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting in its entirety Article FOURTH, Section 1 and substituting in lieu thereof the following:
      “The total number of shares of all classes of stock that the Corporation shall have authority to issue is Seven Hundred Ten Million (710,000,000), consisting of Seven Hundred Million (700,000,000) shares of common stock, par value $.01 per share (the “Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (the “Preferred Stock”).”

A-1

PROXY

ELCOM INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
COMPANY FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS, JULY 31, 2006

     The undersigned hereby constitutes and appoints John E. Halnen and Andres Escallon and each of them, his or her true and lawful agents and Proxies, with full power of substitution in each, to represent and vote all of the shares of Common Stock, $.01 par value per share, of Elcom International, Inc. held of record as of the close of business on June 12, 2006 by the undersigned at the Annual Meeting of the Stockholders of Elcom International, Inc. to be held at the Holiday Inn Boston-Dedham Hotel and Conference Center, 55 Ariadne Road, Dedham, Massachusetts at 10:00 a.m. (E.D.T.) on July 31, 2006, and at any adjournment or postponement thereof, on all matters coming before said meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or vote via the Internet.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR FIXING THE SIZE OF THE BOARD OF DIRECTORS AT SEVEN, FOR THE ELECTION OF THE NOMINEE AS A DIRECTOR, AND FOR THE PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO THE COMPANY’S SECOND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 500,000,000 TO 700,000,000.

SEE REVERSE
SIDE

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

PROXY VOTING INSTRUCTIONS

Mail – Date, sign and mail your proxy card
In the envelope provided as soon as possible

- OR -

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

Please detach along perforated line and mail in the envelope provide IF you are not voting via the Internet.

ANNUAL MEETING OF THE STOCKHOLDERS OF

ELCOM INTERNATIONAL, INC.

JULY 31, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

- Please detach along perforated line and mail in the envelope provided. -

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/

1.	To fix the size of the Board of Directors at seven.

                     FOR                                 AGAINST                                 ABSTAIN

2.	ELECTION OF DIRECTOR – to elect one Director of the class whose three-year term will expire at the Annual Meeting of Stockholders in 2009.

☐	FOR	NOMINEE:
		Class II:	Sean P. Lewis
☐	WITHHOLD
AUTHORITY

3.	To approve and adopt an amendment to the Company’s Second Restated Certificate of Incorporation, as amended, to increase the authorized shares of Common Stock of the Company from 500,000,000 shares to 700,000,000 shares:

                     FOR                                 AGAINST                                 ABSTAIN

4.	IN THEIR DISCRETION TO ACT ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Signature of Stockholder	Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.